As filed with the Securities and Exchange Commission on May 13, 2020

Registration No. 333-213905

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VEON Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	Not applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Claude Debussylaan 88

1082 MD, Amsterdam, the Netherlands

(Address of principal executive offices, including Zip Code)

+31 20 797 7200

(Registrant’s telephone number, including area code)

Scott Dresser

Group General Counsel Claude Debussylaan

88, 1082 MD, Amsterdam, the Netherlands

Tel: +31 20 797 7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tracy K. Edmonson

Joel H. Trotter

Latham & Watkins LLP

555 Eleventh Street, NW Suite 1000

Washington, D.C. 20004-1304

Tel: +1 202 637 2200

Approximate date of commencement of proposed sale to the public: N/A

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form F-3 (Registration No. 333-213905) filed by VEON Ltd. (f/k/a VimpelCom Ltd.) (the “Registrant”) with the Securities and Exchange Commission on September 30, 2016 and declared effective on October 13, 2016 (the “Registration Statement”), registering up to 306,122,450 American Depositary Shares (the “Exchanged ADSs”) each representing one common share of VEON Ltd., nominal value US$0.001, beneficially owned by the selling shareholders described therein and deliverable upon exchange or redemption of the senior unsecured exchangeable bonds due 2019 (the “Exchangeable Bonds”) issued by Telenor East Holding II AS (“Telenor”).

The Registrant is deregistering the Exchanged ADSs because its obligation to maintain the effectiveness of the Registration Statement has expired. The Exchangeable Bonds were redeemed by Telenor for cash at maturity on September 20, 2019, and no Exchanged ADSs were delivered to holders of the Exchangeable Bonds.

The Registrant, by filing this Post-Effective Amendment No. 1, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, the Netherlands, on May 13, 2020.

VEON LTD.

By:	/s/ Kaan Terzioğlu
Name:	Kaan Terzioğlu
Title:	Co-Chief Executive Officer

By:	/s/ Sergi Herrero
Name:	Sergi Herrero
Title:	Co-Chief Executive Officer

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